Exhibit 99.1
VOTING AGREEMENT
     This Voting Agreement (the “Agreement”) is made and entered into as of May 6, 2010, by and among Selectica Inc., a Delaware corporation (the “Company”), and the undersigned stockholder of the Company (“Holder”).
     1. Agreement to Vote Shares. From the date hereof through the termination of this Agreement in accordance with its terms, at every meeting of the stockholders of the Company called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following, Holder shall vote or consent the Shares (as defined below) (or cause the Shares to be voted or consented) on any matter in the same proportion as all voting securities of the Company (other than the Shares) are voted on such matter. In addition to the other covenants and agreements of Holder provided for elsewhere in this Agreement, from the execution of this Agreement until the termination of this Agreement, Holder shall not enter into any agreement, arrangement or understanding with any Person (as defined below) to take any action that would be inconsistent with the voting arrangement set forth in the foregoing sentence or that would otherwise have the effect of violating the provisions and agreements contained herein. This Agreement is intended to bind Holder as a stockholder of the Company only with respect to the Shares and only in the manner expressly provided herein. Except as otherwise set forth in this Section 1, Holder shall not be restricted from voting in favor of, voting against or abstaining with respect to, any other matter presented to the stockholders of the Company at a meeting thereof or in any action by written consent of stockholders.
     2. Irrevocable Proxy. Concurrently with the execution of this Agreement, Holder agrees to deliver to Chief Executive Officer and Chief Financial Officer of the Company a proxy in the form attached hereto as Exhibit A (the “Proxy”), which shall be irrevocable to the extent provided in the General Corporation Law of the State of Delaware covering the Shares.
     3. Representations, Warranties and Covenants of Holder. Holder hereby represents, warrants and covenants to the Company that Holder, together with Holder’s Affiliates and Associates (each term as defined below), as of the date of this Agreement (i) is the beneficial owner of the shares of Common Stock reported by Holder on Schedule 13D/A filed on the date hereof and (ii) does not own of record or beneficially any shares of capital stock of the Company other than the shares of Common Stock reported by Holder on Schedule 13D/A filed on the date hereof. Holder hereby represents, warrants and covenants to the Company that Holder has the legal capacity, power and authority to enter into and perform all of Holder’s obligations under this Agreement (including under the Proxy), and that this Agreement (including the Proxy) has been duly and validly executed and delivered by Holder and constitutes a valid and binding agreement of Holder, enforceable against Holder in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.
Holder further acknowledges that the Company has, by action of its Board of Directors (or a committee thereof) on or about April 20, 2010, granted to Holder an exemption covering purchases from the date hereof through November 1, 2010 from the operation of the Company’s

Amended and Restated Stockholder Rights Plan with respect to Holder’s purchase of up to 20% of the outstanding shares of Common Stock (the “Exempt Shares”). Holder covenants that, in the event that Holder (or its Affiliate or Associates) elects to purchase all or a portion of the Exempt Shares to which they are entitled, all such Exempt Shares shall be purchased no later than November 1, 2010.
To the extent that Holder (or its Affiliates and Associates) purchases any Exempt Shares, Holder represents, warrants and covenants that (i) it shall make, on a timely basis, all regulatory and other filings that may be required (including the filing of Forms 13D or 13E) with respect to the purchase of such Exempt Shares and (ii) its purchase of Exempt Shares will not constitute a “tender offer” under Regulation 14D of the Securities Exchange Act of 1934, as amended, and shall be effected in compliance with all applicable laws, including federal and state securities laws.
     4. Additional Documents. Holder hereby covenants and agrees to execute and deliver any additional documents necessary to carry out the purpose and intent of this Agreement.
     5. Termination. This Agreement and the Proxy delivered in connection herewith shall terminate, and shall have no further force or effect, upon the termination hereof by the mutual consent in writing of the Company and Holder.
     6. Definitions.
     “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as in effect on the date hereof; provided, however, that a Person shall not be deemed to be the Affiliate or Associate of another Person solely because either or both Persons are or were directors of the Company.
     “Common Stock” shall mean the common stock, par value $.0001 per share, of the Company.
     “Person” shall mean any individual, firm, corporation, partnership, limited liability company, limited liability partnership, trust or other legal entity, group of persons making a “coordinated acquisition” of shares, and includes any successor (by merger or otherwise) of such individual or entity.
     “Shares” shall mean, with respect to Holder, (i) all shares of Common Stock held beneficially or of record by Holder (together with Holder’s Affiliates and Associates), in excess of 15% of the Common Stock outstanding as of the record date of the applicable vote or action by written consent of the Company’s stockholders and (ii) any shares of capital stock of the Company, or other securities of the Company having voting power generally, that Holder (together with Holder’s Affiliates and Associates) purchases or with respect to which Holder otherwise acquires record or beneficial ownership after the date of this Agreement.

     7. Miscellaneous.
          (a) Amendments and Waivers. Any term of this Agreement may be amended or waived with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section 7(a) shall be binding upon the parties and their respective successors and assigns.
          (b) Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of Delaware, without giving effect to principles of conflicts of law.
          (c) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.
          (d) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
          (e) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or 72 hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below, or as subsequently modified by written notice.
          (f) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded, and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.
          (g) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach of any covenants or agreements contained in this Agreement will cause the Company to sustain damages for which they would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the Company shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.
[SIGNATURE PAGE FOLLOWS]

     The parties have caused this Agreement to be duly executed on the date first above written.

SELECTICA INC.

By: Name:	/s/ Todd A. Spartz Todd A. Spartz
Title:	CFO
Address:	Selectica Inc.
1740 Technology Drive,
San Jose, CA 95110

HOLDER

By: Name:	/s/ Lloyd I. Miller, III Lloyd I. Miller, III

Holder’s Address for Notice:

4550 Gordon Drive,
Naples, FL 34102

EXHIBIT A
IRREVOCABLE PROXY TO VOTE STOCK OF
SELECTICA INC.
     The undersigned stockholder of Selectica Inc., a Delaware corporation (the “Company”), hereby irrevocably (to the full extent permitted by the General Corporation Law of the State of Delaware) appoints the Chief Executive Officer and Chief Financial Officer of the Company, and each of them, as the sole and exclusive proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to the Shares (as defined in the Voting Agreement, dated as of May 6, 2010 (the “Voting Agreement”)), by and among the Company and the Holder party thereto) in accordance with the terms of this Proxy. Upon the undersigned’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares, are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until the termination of the Voting Agreement.
     This Proxy is coupled with an interest, is irrevocable (to the extent permitted by the General Corporation Law of the State of Delaware), is granted pursuant to the Voting Agreement and is granted in exchange for valid consideration.
     The proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the termination of the Voting Agreement, to act as the undersigned’s proxy to vote the Shares, and to exercise all voting rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents pursuant to the General Corporation Law of the State of Delaware), at every annual, special, adjourned or postponed meeting of the stockholders of the Company and in every written consent in lieu of such meeting in the manner provided in the Voting Agreement.
     Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

By:	/s/ Lloyd I. Miller, III
Lloyd I. Miller, III

Dated: May 6, 2010